Exhibit 8.2

Direct Dial No.: 304-340-1000

October 28, 2026

To Each Person Listed on

the Attached Schedule I

Re:	Wheeling Consumer Rate Relief Funding LLC

$1,073,300,000 Series 2026-A Senior Secured

Consumer Rate Relief Bonds

West Virginia State Tax Opinion

Ladies and Gentlemen:

We have acted as special counsel in the State of West Virginia to Wheeling Power Company, a West Virginia corporation (“WPCo”), in connection with the issuance of a commission order on March 31, 2026, as modified by a financing order issued on July 21, 2026 (the “Financing Order”), to WPCo and Appalachian Power Company, a Virginia corporation (“APCo”), by the Public Service Commission of West Virginia (the “PSCWV”); the transfer and sale by WPCo of all of its right, title and interest in certain property (the “CRR Property”) to Wheeling Consumer Rate Relief Funding LLC, a Delaware limited liability company (the “Issuer”); and the issuance by the Issuer of its Series 2026-A Senior Secured Consumer Rate Relief Bonds (the “Consumer Rate Relief Bonds”), referred to and described below.

Generally, the CRR Property is a property right created under W. Va. Code § 24-2-4h, et seq. (the “Securitization Law”). The Financing Order authorized the creation, transfer, and sale of the CRR Property, which consists of the irrevocable right of WPCo or its assignees to collect certain consumer rate relief charges (the “CRR Charges”) from all retail electric service customers of WPCo in the State of West Virginia, subject to the limited exceptions set forth in the Financing Order for specified customers. The Consumer Rate Relief Bonds will be secured by a security interest in the CRR Property, together with certain other property of the Issuer.

THE TRANSACTION

On the date of issuance of the Consumer Rate Relief Bonds (the “Closing Date”), WPCo will transfer and sell the CRR Property to the Issuer under a CRR Property Purchase and Sale Agreement, dated as of the Closing Date, between WPCo and the Issuer, and a related Bill of Sale, dated as of the Closing Date (collectively referred to herein as the “Sale Agreement”), for an amount in cash specified therein (“Proceeds”). WPCo and APCo, in their capacities as Servicers, and the Issuer will enter into a CRR Property Servicing Agreement, dated as of the Closing Date (the “Servicing Agreement”), under which WPCo and APCo will service the CRR Property. WPCo, as Administrator (“Administrator”), will enter into an Administration Agreement with the Issuer, dated as of the Closing Date, under which the Administrator will agree to perform certain administrative services for the Issuer (the “Administration Agreement”).

To Each Person Listed on

the Attached Schedule I

October 28, 2026

On the Closing Date, the Issuer will issue the Consumer Rate Relief Bonds under the Indenture dated as of the Closing Date, between the Issuer and U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), as supplemented by the Series Supplement dated as of the Closing Date, between the Issuer and the Indenture Trustee (the Indenture and Series Supplement collectively referred to herein as the “Indenture”).

Pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among WPCo, the representatives of the several Underwriters named therein (collectively, the “Underwriters”), and the Issuer, the Underwriters have agreed to underwrite the issuance of the Consumer Rate Relief Bonds.

As used herein, the term “Transaction Documents” means the Sale Agreement, the Servicing Agreement, the Administration Agreement, the Indenture, and the Underwriting Agreement, and “Transaction” means the transactions contemplated by the Transaction Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Indenture.

FACTS AND ASSUMPTIONS

The opinion set forth below is given at the request of WPCo and the Issuer for filing as Exhibit 8.2 to the Registration Statement described below. In connection with the opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

1. the Transaction Documents;

2. the Registration Statement (Registration Nos. 333-299105 and 333-299105-01) on Form SF-1 and Amendment No. 1 thereto, filed on September 24, 2026 and October 28, 2026, respectively, by the Issuer with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to the Consumer Rate Relief Bonds, including the preliminary prospectus filed with the Commission on October 28, 2026 (the “Registration Statement”);

3. the Securitization Law;

4. the Financing Order;

5. the opinion letter of Sidley Austin LLP on federal income tax issues of even date herewith; and

6. such other documents relating to the Transaction as we have deemed necessary or advisable as a basis for such opinions.

To Each Person Listed on

the Attached Schedule I

October 28, 2026

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of the documents, and for purposes of this opinion, we have assumed: 1) that each of the parties to such documents is duly organized and validly existing under the laws of its jurisdiction of organization; 2) that each of the parties to such documents is authorized to do business and is duly registered as a foreign corporation or otherwise in good standing in each jurisdiction in which it is required to be so authorized to do business; 3) that each of the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder; 4) the due authorization of all such documents by all requisite action, corporate or other, by each of the parties thereto; 5) the due execution and delivery of the Transaction Documents by the parties thereto; 6) the validity and binding effect thereof upon all such parties; and 7) the enforceability thereof against all such parties.

RELEVANT PROVISIONS OF SECURITIZATION LAW

Subdivision (1), subsection (q) of the Securitization Law (W. Va. Code § 24-2-4f(q)(1)) provides that the imposition, billing, collection and receipt of consumer rate relief charges under this section are exempt from state income, sales, gross receipts, business and occupation and other taxes or similar charges; provided, that neither this exemption nor any other provision of this subsection shall preclude any municipality from taxing consumer rate relief charges under the authority granted to municipalities pursuant to W. Va. Code §§ 8-13-5 and 5a.

OPINIONS

Based on and subject to the examination, facts and assumptions listed above and the qualifications listed below, we are of the opinion as follows:

1. The Issuer will not be subject to income, gross receipts or any similar tax imposed by the State of West Virginia as an entity separate from WPCo (the Issuer’s sole member) with respect to the receipt and ownership of the CRR Property (as defined in the Sale Agreement) and the receipt of CRR Charges authorized under the Financing Order.

2. Further, the statements set forth in the Prospectus under the section captioned “Material West Virginia Income Tax Consequences,” to the extent they constitute matters of West Virginia state income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and provide a fair summary and are correct in all material respects.

To Each Person Listed on

the Attached Schedule I

October 28, 2026

QUALIFICATIONS AND LIMITATIONS

1. We express no opinion herein as to the laws of any jurisdiction other than the State of West Virginia. Our opinions are based upon and limited to legal authority and precedent in effect on the date hereof, which authority and precedent are subject to change, prospectively and retrospectively. Our opinions are expressly subject to there being no material change in the law, and there being no additional facts that would materially affect the assumptions set forth herein. We assume no obligation to advise you (or any third party) of any changes in the law or facts that may occur after the date of this opinion, and we do not undertake to supplement this opinion with respect to factual matters or changes in the law (whether constitutional, statutory or judicial) that may occur after the date of this opinion.

2. We are furnishing this opinion to you solely in connection with the issuance of the Consumer Rate Relief Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the sections captioned “Prospectus Summary—West Virginia State Income Tax Status” and “Material West Virginia Income Tax Consequences.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ JACKSON KELLY PLLC

Ref. Initials

Enclosure

cc:	Each Person Listed on the Attached Schedule I

To Each Person Listed on

the Attached Schedule I

October 28, 2026

Schedule I

U.S. Bank Trust Company, National Association

as Indenture Trustee

190 S. LaSalle Street, 7th Floor

Chicago, Illinois 60603

U.S. Bank National Association

as Securities Intermediary

190 S. LaSalle Street

Chicago, Illinois 60603

Moody’s Investors Service, Inc.

7 World Trade Center at

250 Greenwich Street, 24th Floor

New York, New York 10007

Standard & Poor’s Ratings Group, Inc.

Structured Credit Surveillance

55 Water Street, 40th Floor

New York, New York 10041

Wheeling Power Company

1 Riverside Plaza

Columbus, Ohio 43215

Wheeling Consumer Rate Relief Funding LLC

201 Jacob Street

Wheeling, West Virginia 26003

Each of the following, for itself and as representatives of the several underwriters under the Underwriting Agreement:

RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, New York 10281

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036